Exhibit 10.56

TSG HOLDINGS CORP.

AND

THE SHERIDAN GROUP, INC.

Change-of-Control Incentive Plan for Officers

Effective September 1, 2010

This Change-of-Control Incentive Plan for Officers (the “Plan”) is adopted by TSG Holdings Corp. and The Sheridan Group, Inc. (referred to herein as the “Company”, individually or collectively, as the context requires).  The Plan is maintained for certain of the Company’s officers for the purpose of providing deferred compensation benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Plan is intended to be an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan also is intended to comply with the requirements of section 409A of the Code.

The Company desires to provide certain protection to officers in the event of a Change of Control (as defined below).  This protection is necessary to induce officers to remain in the employ of the Company notwithstanding any risks and uncertainties created by a potential Change of Control. Therefore, in the event of a Change of Control followed by a Separation from Service by the Covered Employee due to an involuntary termination without Cause or a termination for Good Reason during the 18 month period that begins September 1, 2010 and ends February 29, 2012, the Company agrees to provide Covered Employees with deferred compensation benefits for a limited period of time, as specified in this Plan.  Such continued compensation serves as an extended severance benefit necessary to retain the Covered Employees in light of the significant job risks faced by him or her as a result of a Change of Control.  Benefits provided under this Plan are intended to supplement, rather than replace, any benefit that may be provided to a Covered Employee upon Separation from Service pursuant to the Company’s “Change-of-Control Incentive Plan - Key Management Employees” or any employment agreement between the Covered Employee and the Company.

Defined Terms:

“Applicable Period” means the number of months, determined at the time of the Covered Employee’s Separation from Service, remaining in the 18 month period that commences on September 1, 2010 and ends February 29, 2012, as shown in the chart below:

Month of Separation from Service	Applicable Period (in months)
September 2010	18
October 2010	17
November 2010	16
December 2010	15
January 2011	14
February 2011	13
March 2011	12
April 2011	11
May 2011	10
June 2011	9
July 2011	8
August 2011	7
September 2011	6
October 2011	5
November 2011	4
December 2011	3
January 2012	2
February 2012	1
March 2012 or later	0

“Base Salary” means, for Covered Employees who have an employment agreement with the Company, the base salary provided as severance pay in Section 6(e)(i)(A) of the Covered Employee’s employment agreement.  “Base Salary” means, for all other Covered Employees, the base salary provided in paragraph (i) of the term “Severance Compensation” in the Company’s “Change-of-Control Incentive Plan - Key Management Employees”.

“Cause” means, for Covered Employees who have an employment agreement with the Company, “Cause” as defined the employment agreement.  For all other Covered Employees, “Cause” means “Cause” as defined in the Company’s “Change-of-Control Incentive Plan - Key Management Employees”.

“Cenveo, Inc.” means Cenveo, Inc. or any other business entity that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which Cenveo, Inc. is a member, or any other trade or business (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with Cenveo, Inc., or any service organization that is a member of an affiliated service group, within the meaning of Section 414(m) of the Code, of which Cenveo, Inc. is a member.

“Change of Control” means (i) the sale or other transfer of all or substantially all of the assets of TSG Holdings Corp. or The Sheridan Group, Inc. in a single transaction or series of related transactions to Cenveo, Inc., (ii) the merger or consolidation of TSG Holdings Corp. or The Sheridan Group, Inc. with Cenveo, Inc., or (iii) the sale or other transfer of a majority of the outstanding voting securities of TSG Holdings Corp. or The

Sheridan Group, Inc. in a single transaction or series of related transactions to Cenveo, Inc..

“Company” means TSG Holdings Corp. and The Sheridan Group, Inc. (individually or collectively, as the context requires), and their successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of the Company, assumes the Company’s obligations hereunder, or any other corporation or business organization which agrees, with the consent of the Company, to become a party to the Plan.  In addition, as provided in the section of this Plan called “Company’s Successors”, “Company” also means Cenveo, Inc. if and when it assumes and agrees to the terms and provisions of this Plan or otherwise becomes bound by all the terms and provisions of this Plan by operation of law.

“Covered Employees” means the individuals listed on the Exhibit A so long as they are employed at the time of the closing of a Change of Control.

“Good Reason” means, for Covered Employees who have an employment agreement with the Company, “Good Reason” as defined the employment agreement.  For all other Covered Employees, “Good Reason” means “Good Reason” as defined in the Company’s “Change-of-Control Incentive Plan - Key Management Employees”.

“Incentive Bonuses” means any management incentive bonus paid to a Covered Employee, in accordance with an incentive bonus plan adopted by the Board or maintained by the Company and its subsidiaries, but excluding any “Retention Bonus” or other similar amount payable into such Covered Employee’s Deferred Compensation Plan.

“Separation from Service” means an anticipated permanent reduction in the level of bona fide services performed by the Covered Employee to 20% or less of the average level of bona fide services performed by the Covered Employee over the immediately preceding 36-month period (or the full period during which the Covered Employee performed services for the Company, if that is less than 36 months).

Deferred Compensation Benefit:

In the event of a Change of Control followed by a Separation from Service by the Covered Employee due to an involuntary termination without Cause or a termination for Good Reason during the 18 month period that begins on September 1, 2010 and ends February 29, 2012, the Covered Employee will receive the following payments during the Applicable Period:

(i) payments, in accordance with the payroll practices of the Covered Employee’s employer in existence on the date of Separation from Service, at an annual rate equal to the sum of (1) the Covered Employee’s annual Base Salary plus (2) the average of the Incentive Bonuses earned by the Covered Employee during the two fiscal years immediately preceding the date of his or her Separation from Service; and

(ii) provided that the Covered Employee elects COBRA continuation coverage under the health insurance plan maintained by the Covered Employee’s employer for its full-time salaried employees upon Separation from Service, monthly installment payments of an amount equal to the difference of (i) the cost of continuing group health benefits for the Covered Employee (and, if applicable, the Covered Employee’s spouse and dependents) under COBRA for one month under the health insurance plan in which the Covered Employee participates as of the date of Separation from Service, MINUS (ii) the cost of group health benefits for the Covered Employee (and, if applicable, the Covered Employee’s spouse and dependents) under the health insurance plan in which the Covered Employee participates as of the date preceding the date of Separation from Service for one month if the Covered Employee had remained an active employee.

Notwithstanding the preceding, a Covered Employee is not eligible for any deferred compensation benefits under this Plan if (i) the Covered Employee has a Separation from Service for any reason on or before the date of the closing of a Change of Control, or (ii) there is no Change of Control and subsequent Separation from Service by the Covered Employee due to an involuntary termination without Cause or a termination for Good Reason during the 18 month period that begins on September 1, 2010 and ends February 29, 2012.

The Company shall not reduce the amount payable under this Plan to a Covered Employee if the Covered Employee obtains new employment at any time prior to the last day of the Applicable Period.

Payment Commencement Date:

Except as provided on Exhibit B, payments under this Plan, if any, will commence during the 19th month following the date of the Covered Employee’s Separation from Service.

For purposes of Code section 409A, any payment made under this Plan shall be made within 90 days after the payment date specified in the Plan; provided, however, such payment shall not be made later than the later of (i) the last day of the calendar year in which the payment date occurs, or, if later, the 15th day of the third calendar month following the payment date, or (ii) the last day of such other, extended period as the IRS may prescribe, such as in the case of disputed payments or refusals to pay, provided the conditions of such extension have been satisfied.

If a Covered Employee fails to provide sufficient contact information to make his or her location known to the Company to permit transmittal of the payment to the Covered Employee by the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code section 409A, then the Company shall report such payment(s) as made (including withholding and remitting any required taxes and reporting the payment as paid on any required tax reports).  The Company shall hold any such unclaimed payment (as a general asset, without adjustment for earnings) until the Covered Employee claims such payment.

Death Benefits:

If a Covered Employee dies prior to becoming entitled to payments hereunder, no payments shall be made to or on behalf of a Covered Employee following his or her death.  If a Covered Employee dies after becoming entitled to payments hereunder, but prior to the commencement (or, if payments have commenced, prior to the completion) of payments, any remaining payments at the time of death shall continue to be paid to the Covered Employee’s spouse (or, if there is no spouse, to the Covered Employee’s estate) at the same time and in the same form as payments would have been made to the Covered Employee had the Covered Employee survived.

Claims Procedure:

This section is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at section 2560.503-1 of the Department of Labor Regulations.  If any provision of this section conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a)           Initial Claim.  A Covered Employee (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Company.  The Company shall review the claim itself or appoint an individual or an entity to review the claim.

The Claimant shall be notified within 90 days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Company or appointee of the Company prior to the end of the 90 day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is 180 days after the day the claim is filed.

If the Company denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)            The specific reasons for the denial;

(ii)           A reference to the Plan provision upon which the denial is based;

(iii)          A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)          An explanation of why such additional material or information is necessary;

(v)           Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)          A statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following a denial on review of the initial denial.

(b)           Review Procedures.  A request for review of a denied claim must be made in writing to the Company within 60 days after receiving notice of denial.  The decision upon review will be made within 60 days after the Company’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days after receipt of a request for review.  A notice of such an extension must be provided to the Claimant within the initial 60 day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Company.  The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

Upon completion of its review of an adverse initial claim determination, the Company will give the Claimant, in writing or by electronic notification, a notice containing:

(i)            its decision;

(ii)           the specific reasons for the decision;

(iii)          the relevant Plan provisions on which its decision is based;

(iv)          a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(v)           a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and

(vi)          if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c)           Calculation of Time Periods.  For purposes of the time periods specified in this section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim.  If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d)           Failure of Plan to Follow Procedures.  If the Plan fails to follow the claims procedures required by this section, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e)           Failure of Claimant to Follow Procedures.  A Claimant’s compliance with the foregoing provisions of this section is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

Arbitration of Disputes:

Any controversy or claim between any Covered Employee and the Company arising out of or relating to this Plan or the breach thereof shall, subject to the initial review provided for in the foregoing Claims Procedures provisions of this Plan and to the extent permitted by law, be settled by arbitration in any forum and form agreed upon by the Covered Employee and the Company, or in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Baltimore, Maryland in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators, except that the Company shall pay all administrative fees and arbitrator’s fees and expenses related to such arbitration. Notwithstanding the foregoing, this provision shall not preclude any party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, provided that any other relief shall be pursued through an arbitration proceeding as provided herein.

Limitations on Liability of Company:

Neither the establishment of the Plan nor any modification thereof, nor the creation of any benefit under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Covered Employee or other person any legal or equitable right against the Company or any officer or employer thereof, except as provided by law or by any Plan provision.  In no event shall the Company, or any successor, employee, officer, director or stockholder of the Company, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Covered Employee or other person to be entitled to any particular tax consequences with respect to the Plan, or any benefit or distribution hereunder.

Severability:

If any provision of this Plan is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired; except to the extent that Code section 409A requires that this section be disregarded because it purports to nullify Plan terms that are not in compliance with Code section 409A.

Waivers:

No delay or omission by any Covered Employee, by the Company or any of its subsidiaries, or by any successor company in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

Company’s Successors:

The rights and obligations of the Company under this Plan shall inure to the benefit of and shall be binding upon the Company, and shall be transferred to and shall inure to the benefit of and be binding upon Cenveo, Inc. if it becomes a successor of the Company as defined in applicable law, including, but not limited to, pursuant to a merger or consolidation of the Company with Cenveo, Inc. or the sale or other transfer of a majority of the outstanding voting securities of the Company to Cenveo, Inc.  For example, if Cenveo, Inc. succeeds to the Company’s rights and obligations by, for example, being the surviving entity after a merger with the Company, it will succeed to all of the Company’s obligations to the Covered Employees hereunder.

In addition, if Cenveo, Inc. becomes a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company, the Company with require Cenveo, Inc. to expressly assume and agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  (In the case of a transaction involving a transfer of all or substantially all of the assets of the Company to Cenveo, Inc., or any other transaction that results in Cenveo, Inc. being a successor to the Company but that does not result in the Company ceasing to exist by operation of the transaction as a matter of law, the Company shall not be relieved of its obligations hereunder.  Instead, the Company and Cenveo, Inc. shall be jointly and severally liable for the Company’s obligations to the Covered Employees hereunder.)

As used in this Plan, “Company” therefore includes any successor to its assets as aforesaid which assumes and agrees to the terms and provisions of this Plan or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law.

Should the Company ever contemplate a transaction that would implicate the foregoing paragraphs, the Company will require that all entities involved in the transaction acknowledge, in writing and prior to the closing of the transaction, their various post-closing obligations to the Covered Employees pursuant to the foregoing paragraphs and the other provisions of this Plan.  In appropriate circumstances, such writing would take the form of an express assumption by Cenveo, Inc. of the Company’s obligations to the Covered Employees under this Plan.

Amendment; Termination:

Except as provided below, this Plan shall not be amended except by a written instrument hereafter signed by the Company and each affected Covered Employee.

The Plan may be amended by the Company at any time, retroactively if required, in the opinion of the Company, in order to ensure that the Plan is characterized as “top-hat” plan as described under ERISA sections 201(2), 301(a)(3), and 401(a)(1), to conform the Plan to Code section 409A and to conform the Plan to the requirements of any other applicable law (including ERISA and the Code).  No such amendment shall be considered prejudicial to any interest of a Covered Employee hereunder.

In the event there is no Change of Control followed by a Separation from Service by a Covered Employee due to an involuntary termination without Cause or a termination for Good Reason on or before February 29, 2012, the Plan shall terminate on February 29, 2012.  Unless sooner terminated in accordance with the preceding sentence, the Plan shall terminate on the date all payments have been made to all Covered Employees entitled to payments hereunder.

Construction and Governing Law:

For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular.  Headings of sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.  The laws of the State of Maryland shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States.  Participation under the Plan will not give any Covered Employee the right to be retained in the service of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, consistently with the requirements of Code section 409A, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Company which right is greater than the rights of a general unsecured creditor of the Company.

Spendthrift Provision:

No amount payable to a Covered Employee under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, subject to Code section 409A, (i) the withholding of taxes from Plan benefit payments; (ii) the recovery under the Plan of overpayments of benefits previously made to a Covered Employee; (iii) if applicable, the transfer of benefit rights from the Plan to another plan; or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

Aggregation of Employers:

To the extent required under Code section 409A, if the Company is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code sections 414(b) or (c), but substituting a 50% ownership level for the 80% level set forth in those Code sections), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Code section 409A shall require.

Aggregation of Plans:

If the Company offers other deferred compensation plans in addition to the Plan, those plans together with the Plan shall be treated as a single plan to the extent required under Code section 409A.

Prohibited Acceleration/Distribution Timing:

This section shall take precedence over any other provision of the Plan to the contrary.  If the timing of any distribution would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made on (or as soon as practicable after) the first date on which such distribution can be made without such tax or penalty; except to the extent that Code section 409A requires that this section be disregarded because it purports to nullify Plan terms that are not in compliance with Code section 409A.

IN WITNESS WHEREOF, the Company has caused this Amendment and Restatement of the Plan to be executed effective as of September 1, 2010.

ATTEST/WITNESS		THE SHERIDAN GROUP, INC.

/s/ Dale A. Tepp		By:	/s/ John A. Saxton

Print Name	Dale A. Tepp	Print Name:	John A. Saxton

		Date:	August 31, 2010

ATTEST/WITNESS		TSG HOLDINGS CORP.

/s/ Dale A. Tepp		By:	/s/ John A. Saxton

Print Name	Dale A. Tepp	Print Name:	John A. Saxton

		Date:	August 31, 2010

EXHIBIT A

Covered Employees

G. Paul Bozuwa

Joan B. Davidson

Douglas R. Ehmann

Robert M. Jakobe

Gary J. Kittredge

Eric D. Lane

John A. Saxton

Michael J. Seagram

Patricia A. Stricker

Dale A. Tepp

EXHIBIT B

Payment Commencement Date

Notwithstanding anything in the Plan to the contrary, payments to John A. Saxton under this Plan, if any, will commence during the 25th month following the date of his Separation from Service.